THE SALOMON BROTHERS FUND INC

                      ARTICLES OF AMENDMENT


THIS IS TO CERTIFY THAT:

          FIRST:  The charter of THE SALOMON BROTHERS FUND INC, a
Maryland corporation (the "Corporation"), is hereby amended by deleting existing ARTICLE I in its entirety and substituting in lieu thereof a new Article to read as follows:

                           "ARTICLE I

                              NAME

                    The name of the Corporation is LEGG MASON
     PARTNERS EQUITY FUND, INC."

          SECOND: The amendment does not increase the authorized stock of the Corporation.

          THIRD: Pursuant to Section 2-605(a) of the Maryland General Corporation Law, the amendment to the charter of the Corporation as hereinabove set forth has been duly approved by the Board of Directors of the Corporation as required by law.

          FOURTH: The foregoing amendment to the charter of the Corporation shall become effective at 12:01 a.m. on November 20, 2006.

          FIFTH: The undersigned Chairman and Chief Executive Officer acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned Chairman and Chief Executive Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.


     IN WITNESS WHEREOF, the Corporation has caused these Articles to be signed in its name and on its behalf by its Chairman and Chief Executive Officer and attested to by its Assistant Secretary on this 20th day of November, 2006.

ATTEST:                                                THE
                                   SALOMON BROTHERS FUND INC



                                   By:
Barbara J. Allen,                       R. Jay Gerken,
Assistant   Secretary                      Chairman   and   Chief
Executive Officer